SERVICES AGREEMENT

AGREEMENT dated as of April 28 2005, between Presidio Funds (the “Trust”), an Ohio business trust, and KCO Investments, Inc. (“KCO Investments”), a California corporation.

WHEREAS, the Trust has been organized to operate as an open-end management investment company registered under the Investment Company Act of 1940 (the “Act”); and

WHEREAS, the Trust has engaged KCO Investments to act as investment adviser to the Presidio Fund (the “Fund”), a series of Presidio Funds; and

WHEREAS, the Trust wishes to retain KCO Investments to perform certain additional services as hereinafter described on behalf of the Fund; and

WHEREAS, KCO Investments wishes to provide such services to the Fund under the conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the Trust and KCO Investments agree as follows:

1.

Employment.  The Trust, being duly authorized, hereby employs KCO Investments to perform the services described in this Agreement.  KCO Investments shall perform such services upon the terms and conditions hereinafter set forth.  Any services undertaken by KCO Investments pursuant to this Agreement, as well as any other activities undertaken by KCO Investments on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

2.

Trust Administration.  KCO Investments shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its services.  KCO Investments shall at all times conform to:  (i) all applicable provisions of the Act and any rules and regulations adopted thereunder; (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the Act as amended from time to time; (iii) the provisions of the Agreement and Declaration of Trust and the By-Laws of the Trust; and (iv) any other applicable provisions of state and federal law.

Subject to the direction and control of the Trust, KCO Investments shall supervise the Fund’s business affairs .   In addition, to  the extent not otherwise provided by other parties under agreement s with the Trust, KCO Investments shall supply:  (i) non-investment related statistical and research data; (ii) the services of a Chief Compliance Officer for the Trust and (iii) executive and administrative services.  KCO Investments shall also assist with and/or supervise the preparation by the Trust’s administrator, transfer agent, and/or auditors of:  (i) tax returns; (ii) reports to shareholders of the Fund; (iii) reports to, and filings with, the Securities and Exchange Commission, state securities commissions and Blue Sky authorities including preliminary and definitive proxy materials and post-effective amendments to the Trust’s registration statement; and (iv) necessary materials for meetings of the Trust’s Board of Trustees. KCO Investments shall provide personnel to serve as officers of the Trust if so elected by the Board of Trustees.  Executive and administrative services include, but are not limited to, the coordination of all third parties furnishing services to the Fund, review of the books and records of the Fund maintained by such third parties, and the review and submission to the officers of the Fund for their approval, of invoices or other requests for payment of Fund expenses; and such other action with respect to the Fund as may be necessary in the opinion of KCO Investments to perform its duties hereunder.

3.

Allocation of Charges and Expenses.   Except as set forth below, KCO Investments will pay all operating expenses of the Fund specifically assumed by the Fund under the Management Agreement between the Trust and KCO Investments, Inc. dated April  28 , 2005 , including without limitation the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator (excluding fees and expenses payable to KCO Investments under this Agreement and the Management Agreement), accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; and all other operating expenses not specifically assumed by the Fund.  For purposes of this Agreement, “operating expenses” shall not include advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares (including expenses that the Fund is authorized to pay pursuant to Rule 12b-1 under the Act , if any ).

The Fund will pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust's Trustees and officers with respect thereto.  The Fund also will pay the fees paid pursuant to the Management Agreement between KCO Investments and the Trust, and all expenses which it is authorized to pay pursuant to Rule 12b-1 under the Act.  KCO Investments may obtain reimbursement from the Fund, at such time or times as KCO Investments may determine in its sole discretion, for any expenses advanced by KCO Investments that the Fund is obligated to pay, and such reimbursement shall not be considered to be part of KCO Investments’ compensation pursuant to this Agreement.

4.

Record Keeping and Other Information.  KCO Investments shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust.  Where applicable, such records shall be maintained by KCO Investments for the periods and in the places required by Rule 31a-2 under the Act.

5.

Audit, Inspection and Visitation.  KCO Investments shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust.

6.

Compensation. For the performance of KCO Investments’ obligations under this Agreement , including payment of certain Fund expenses pursuant to paragraph 3 hereof , the Fund shall pay KCO Investments, on the first business day following the end of each month, a fee at an annual rate of up to 0.50% of the Fund’s average daily net assets .

The average value of the daily net assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required.  If, pursuant to such provisions, the determination of net asset value of the Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day.  If the determination of the net asset value of the Fund has been suspended for a period including such month, KCO Investments' compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

7.

Limitation of Liability.  KCO Investments may rely on information reasonably believed by it to be accurate and reliable.  Except as may otherwise be required by the Act or the rules thereunder, neither KCO Investments nor its directors, officers, employees, shareholders, agents, control persons or affiliates of any thereof (collectively, the "KCO Investments Employees") shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with any error of judgment, mistake of law, any act or omission in connection with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of KCO Investments under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of KCO Investments under this Agreement.  Any person, even though also a director, officer, employee, shareholder or agent of KCO Investments, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with KCO Investments' duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of KCO Investments, even though paid by it.

8.

Indemnification of KCO Investments.  Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the Act, the Trust shall indemnify KCO Investments and each KCO Investments Employee (hereinafter collectively referred to as a "Covered Person") against all liabilities, including, but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while serving as the administrator for the Trust or as a KCO Investments Employee, or, thereafter, by reason of being or having been the administrator for the Trust or a KCO Investments Employee, including, but not limited to, liabilities arising due to any misrepresentation or misstatement in the Fund’s prospectus, other regulatory filings, and amendments thereto, or in other documents originating from the Trust.  In no case shall a Covered Person be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of such Covered Person.

9.

Services for Others.  Nothing in this Agreement shall prevent KCO Investments or any affiliated person of KCO Investments from providing services for any other person, firm or corporation, including other investment companies; provided, however, that KCO Investments expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

10.

Renewal and Termination.  This Agreement shall become effective on the date first above written and shall remain in force for a period of one (1) year from such date, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust or KCO Investments.  This Agreement may be terminated without the payment of any penalty by either party upon sixty (60) days' written notice to the other party.  Upon the termination of this Agreement, the Trust shall pay KCO Investments such compensation as may be payable for the period prior to the effective date of such termination.

11.

The Trust.  The term "Presidio Funds" means and refers to the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto may be, amended.  It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any series of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund).  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust.  A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Ohio .

12.

Miscellaneous.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.  This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

Presidio Funds

By:  Kevin  O'Boyle

Its:  President

KCO Investments, Inc.

By:   Kevin  O'Boyle

Its:   President